Exhibit 99.1

NYSE: TRV

Travelers Reports Fourth Quarter Net and Operating Income per Diluted Share of $2.83 and $2.90, Respectively

Fourth Quarter Return on Equity and Operating Return on Equity of 14.5% and 15.8%, Respectively

Record Full Year Net and Operating Income per Diluted Share of $10.88 and $10.87, Respectively

Full Year Return on Equity and Operating Return on Equity of 14.2% and 15.2%, Respectively

•             Fourth quarter net and operating income of $866 million and $886 million, respectively.

•             Fourth quarter consolidated combined ratio of 86.6% reflected strong underwriting results in each business segment.

•             Fourth quarter net written premiums of $5.864 billion; record full year net written premiums of $24.121 billion.

•             Total capital returned to shareholders of $1.184 billion in the quarter, including $1.001 billion of share repurchases. Year-to-date total capital returned to shareholders of $3.968 billion, including $3.224 billion of share repurchases.

•             Book value per share of $79.75 and adjusted book value per share of $75.39 increased 3% and 6%, respectively, from year-end 2014.

•             Board of Directors approves quarterly dividend per share of $0.61.

New York, January 21, 2016 – The Travelers Companies, Inc. today reported net income of $866 million, or $2.83 per diluted share, and return on equity of 14.5% for the quarter ended December 31, 2015, compared to $1.038 billion, $3.11 and 16.6%, respectively, in the prior year quarter. Operating income in the current quarter was $886 million, or $2.90 per diluted share, and operating return on equity was 15.8%, compared to $1.023 billion, $3.07 and 17.7%, respectively, in the prior year quarter. These changes were primarily due to the impact of low interest rates and non-fixed income returns on net investment income and a higher level of net favorable prior year reserve development in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended December 31,				Twelve Months Ended December 31,
except for premiums & revenues)	2015	2014	Change		2015	2014	Change
Net written premiums	$5,864	$5,836	—%		$24,121	$23,904	1%
Total revenues	$6,674	$6,783	(2)		$26,800	$27,162	(1)

Operating income	$886	$1,023	(13)		$3,437	$3,641	(6)
per diluted share	$2.90	$3.07	(6)		$10.87	$10.55	3

Net income	$866	$1,038	(17)		$3,439	$3,692	(7)
per diluted share	$2.83	$3.11	(9)		$10.88	$10.70	2

Diluted weighted average shares outstanding	303.3	331.0	(8)		313.9	342.5	(8)

Combined ratio	86.6%	85.0%	1.6	pts	88.3%	89.0%	(0.7	)pts
Underlying combined ratio	90.7%	90.2%	0.5	pts	90.1%	89.9%	0.2	pts

Operating return on equity	15.8%	17.7%	(1.9	)pts	15.2%	15.5%	(0.3	)pts
Return on equity	14.5%	16.6%	(2.1	)pts	14.2%	14.6%	(0.4	)pts

	As of December 31,
	2015	2014	Change
Book value per share	$79.75	$77.08	3%
Adjusted book value per share	75.39	70.98	6%

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report that our fourth quarter operating income of $886 million produced a strong operating return on equity of 15.8%, bringing our full year operating income to $3.437 billion and operating return on equity to 15.2%,” commented Alan Schnitzer, Chief Executive Officer. “Underwriting results for both the quarter and the year, which were strong across all of our businesses, continued to benefit from our superior execution in risk selection and pricing, as well as lower than expected catastrophe losses. Returns from our high-quality fixed income portfolio, which comprises 93% of total investments, declined in line with our expectations. Non-fixed income returns remained positive, but were down primarily due to the impact of declining energy prices. Our results for the year enabled us to return over $3.9 billion in capital to shareholders in 2015, including share repurchases of over $3.2 billion, consistent with our ongoing capital management strategy.

“In both Business and International Insurance and Bond & Specialty Insurance, we were very pleased with our continued ability to generate strong product returns while maintaining historically high levels of retention. Our strategy continues to be to retain those accounts which meet our return thresholds and to take appropriate measures to improve profitability on those accounts that do not, while also seeking attractive new business opportunities. Personal Insurance results were strong in both auto and homeowners. We have delivered on our strategic initiative to lower expenses and improve business volumes at attractive returns, and in that regard, we are particularly pleased with the success of Quantum Auto 2.0. Our results in 2015 across all of our businesses have demonstrated the successful execution of our business strategies, and we remain focused on building on these strategies in 2016 and beyond.

“Since January 1, 2005, we have produced an average annual operating return on equity of 13.5%, consistent with our long-standing objective of delivering superior returns over time to our shareholders. With our focus of building on our strengths, along with a consistent capital management philosophy, we remain well positioned to continue to create shareholder value.”

Consolidated Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2015		2014		Change		2015		2014		Change
Underwriting gain:	$773		$866		$(93)		$2,663		$2,478		$185
Underwriting gain includes:
Net favorable prior year reserve development	292		351		(59)		941		941		—
Catastrophes, net of reinsurance	(46)		(41)		(5)		(514)		(709)		195

Net investment income	541		637		(96)		2,379		2,787		(408)

Other expense, including interest expense	(73)		(65)		(8)		(305)		(255)		(50)
Operating income before income taxes	1,241		1,438		(197)		4,737		5,010		(273)
Income tax expense	355		415		(60)		1,300		1,369		(69)
Operating income	886		1,023		(137)		3,437		3,641		(204)
Net realized investment gains (losses) after income taxes	(20)		15		(35)		2		51		(49)
Net income	$866		$1,038		$(172)		$3,439		$3,692		$(253)

Combined ratio	86.6%		85.0%		1.6	pts	88.3%		89.0%		(0.7	)pts

Impact on combined ratio
Net favorable prior year reserve development	(4.9	)pts	(5.9	)pts	1.0	pts	(3.9	)pts	(3.9	)pts	—	pts
Catastrophes, net of reinsurance	0.8	pts	0.7	pts	0.1	pts	2.1	pts	3.0	pts	(0.9	)pts

Underlying combined ratio	90.7%		90.2%		0.5	pts	90.1%		89.9%		0.2	pts

Net written premiums
Business and International Insurance	$3,517		$3,575		(2)%		$14,583		$14,636		—%
Bond & Specialty Insurance	504		525		(4)		2,081		2,103		(1)
Personal Insurance	1,843		1,736		6		7,457		7,165		4
Total	$5,864		$5,836		—%		$24,121		$23,904		1%

Fourth Quarter 2015 Results

(All comparisons vs. fourth quarter 2014, unless noted otherwise)

Net income of $866 million after-tax decreased $172 million due to a $137 million decline in operating income and net realized investment losses of $20 million after-tax ($32 million pre-tax). Operating income of $886 million after-tax decreased primarily due to lower net investment income and lower net favorable prior year reserve development.

Underwriting results

•                  The combined ratio remained strong at 86.6%. It increased 1.6 points primarily due to lower net favorable prior year reserve development (1.0 point) and a higher underlying combined ratio (0.5 points) (i.e., excluding net favorable prior year reserve development and catastrophe losses).

•                  The underlying combined ratio also remained strong at 90.7%. It increased 0.5 points primarily due to higher non-catastrophe weather-related losses.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses primarily resulted from flooding and wind storms in the Midwest region of the United States.

Net investment income of $541 million pre-tax ($440 million after-tax) decreased primarily due to lower returns in both the non-fixed income and fixed income portfolios. Non-fixed income returns were primarily impacted by lower valuations for energy-related investments. Fixed income returns declined primarily due to lower reinvestment rates and a modestly lower amount of fixed income investments that were impacted by the Company’s $579 million payment in the first quarter of 2015 related to the settlement of the Asbestos Direct Action Litigation.

Net written premiums of $5.864 billion were comparable to the prior year period, benefiting from positive renewal premium changes, strong retention and increases in new business volumes in each segment, offset by the impact of changes in foreign currency exchange rates.

Full Year 2015 Results

(All comparisons vs. full year 2014, unless noted otherwise)

Net income of $3.439 billion after-tax decreased $253 million due to lower operating income and lower after-tax net realized investment gains. Operating income of $3.437 billion after-tax decreased $204 million primarily due to lower net investment income, partially offset by a higher underwriting gain. The increase in the underwriting gain was primarily due to lower catastrophe losses. The underwriting gain in the current year included a $32 million benefit from the resolution of prior year tax matters, while the underwriting gain in the prior year benefited from a $49 million after-tax ($76 million pre-tax) reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums due to a change in state law.

Underwriting results

•                  The combined ratio of 88.3% improved 0.7 points due to lower catastrophe losses (0.9 points), partially offset by a slightly higher underlying combined ratio (0.2 points).

•                  The underlying combined ratio of 90.1% was comparable to the prior year period.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the fourth quarter 2015 events discussed above, as well as wind and hail storms in the Midwest region of the United States in the third quarter of 2015, wind and hail storms in several regions of the United States in the second quarter of 2015 and a winter storm in the eastern United States in the first quarter of 2015.

Net investment income of $2.379 billion pre-tax ($1.905 billion after-tax) decreased primarily due to the same factors discussed above for the fourth quarter of 2015.

Record net written premiums of $24.121 billion increased 1% due to the same factors discussed above for the fourth quarter of 2015.

Shareholders’ Equity

Shareholders’ equity of $23.598 billion decreased 5% from year-end 2014, including a decline in after-tax net unrealized investment gains and an increase in after-tax unrealized foreign currency translation losses. After-tax net unrealized investment gains were $1.289 billion ($1.974 billion pre-tax), compared to $1.966 billion ($3.008 billion pre-tax) at year-end 2014. Book value per share of $79.75 and adjusted book value per share of $75.39 increased 3% and 6%, respectively, from year-end 2014.

The Company repurchased 8.8 million shares during the fourth quarter and 30.3 million shares year-to-date at a total cost of $1.001 billion and $3.224 billion, respectively, leaving $3.334 billion of remaining capacity under its existing share repurchase authorization at the end of the fourth quarter. Also, at the end of the fourth quarter, statutory capital and surplus was $20.567 billion and the ratio of debt-to-capital (excluding after-tax net unrealized investment gains) was 22.1%, comfortably within the Company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.61 per share. This dividend is payable on March 31, 2016, to shareholders of record as of the close of business on March 10, 2016.

Business and International Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2015		2014		Change		2015		2014		Change

Underwriting gain:	$362		$359		$3		$1,092		$943		$149
Underwriting gain includes:
Net favorable prior year reserve development	176		159		17		405		322		83
Catastrophes, net of reinsurance	(1)		(11)		10		(247)		(367)		120

Net investment income	412		490		(78)		1,824		2,156		(332)

Other income	5		14		(9)		23		46		(23)
Operating income before income taxes	779		863		(84)		2,939		3,145		(206)
Income tax expense	213		233		(20)		769		798		(29)
Operating income	$566		$630		$(64)		$2,170		$2,347		$(177)

Combined ratio	89.6%		89.8%		(0.2	)pts	92.1%		93.1%		(1.0	)pts

Impact on combined ratio
Net favorable prior year reserve development	(4.8	)pts	(4.3	)pts	(0.5	)pts	(2.8	)pts	(2.2	)pts	(0.6	)pts
Catastrophes, net of reinsurance	—	pts	0.2	pts	(0.2	)pts	1.7	pts	2.5	pts	(0.8	)pts

Underlying combined ratio	94.4%		93.9%		0.5	pts	93.2%		92.8%		0.4	pts

Net written premiums by market
Domestic
Select Accounts	$631		$630		—%		$2,716		$2,707		—%
Middle Market	1,534		1,511		2		6,325		6,108		4
National Accounts	267		255		5		1,048		1,047		—
First Party	361		373		(3)		1,564		1,579		(1)
Specialized Distribution	266		262		2		1,111		1,074		3
Total Domestic	3,059		3,031		1		12,764		12,515		2
International	458		544		(16)		1,819		2,121		(14)
Total	$3,517		$3,575		(2)%		$14,583		$14,636		—%

Fourth Quarter 2015 Results

(All comparisons vs. fourth quarter 2014, unless noted otherwise)

Operating income for Business and International Insurance was $566 million after-tax, a decrease of $64 million primarily due to lower net investment income and a lower underlying underwriting gain, partially offset by higher net favorable prior year reserve development and lower catastrophe losses.

Underwriting results

•                  The combined ratio of 89.6% improved 0.2 points due to higher net favorable prior year reserve development (0.5 points) and lower catastrophe losses (0.2 points), partially offset by a higher underlying combined ratio (0.5 points).

•                  The underlying combined ratio of 94.4% increased 0.5 points primarily due to higher non-catastrophe weather-related losses.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in (i) the workers’ compensation line of business for accident years 2006 and prior as well as for accident year 2014, (ii) the general liability product line for both primary and excess coverages for accident years 2012 and prior, reflecting a more favorable legal environment than the Company previously expected and (iii) the Company’s operations in Canada.

Net written premiums of $3.517 billion decreased 2%. Domestic net written premiums increased 1% due to higher retention, positive renewal premium changes and a slight increase in new business volume. International net written premiums decreased 16% primarily due to the impact of changes in foreign exchange rates and lower volumes in the Company’s Canadian and Lloyd’s operations.

Full Year 2015 Results

(All comparisons vs. full year 2014, unless noted otherwise)

Operating income for Business and International Insurance was $2.170 billion after-tax, a decrease of $177 million primarily due to lower net investment income, partially offset by a higher underwriting gain. The underwriting gain increased due to lower catastrophe losses and higher net favorable prior year reserve development, partially offset by a lower underlying underwriting gain. The underwriting gain in the current year included a $12 million benefit from the resolution of prior year tax matters, while the underwriting gain in the prior year benefited from a $49 million after-tax ($76 million pre-tax) reduction in the estimated liability for state assessments to be paid by the Company related to workers’ compensation premiums due to a change in state law.

Underwriting results

•                  The combined ratio of 92.1% improved 1.0 point due to lower catastrophe losses (0.8 points) and higher net favorable prior year reserve development (0.6 points), partially offset by a higher underlying combined ratio (0.4 points).

•                  The underlying combined ratio of 93.2% increased 0.4 points primarily due to an increase in the expense ratio. The expense ratio increased primarily due to the inclusion in the prior year of the state assessments benefit (0.5 points) discussed above.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in (i) the general liability product line (excluding increases to asbestos and environmental reserves) for both primary and excess coverages for accident years 2005 through 2013, reflecting a more favorable legal environment than the Company previously expected, (ii) the workers’ compensation line of business for accident years 2006 and prior, (iii) the property product line related to catastrophe losses for accident years 2011, 2012 and 2014 and non-catastrophe losses for accident years 2013 and 2014 and (iv) the Company’s operations in Canada and at

Lloyd’s, partially offset by (v) a $224 million pre-tax increase to asbestos reserves and (vi) a $72 million pre-tax increase to environmental reserves.

Net written premiums of $14.583 billion decreased slightly for the same factors discussed above for the fourth quarter of 2015.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2015		2014		Change		2015		2014		Change

Underwriting gain:	$177		$260		$(83)		$660		$804		$(144)
Underwriting gain includes:
Net favorable prior year reserve development	80		180		(100)		258		450		(192)
Catastrophes, net of reinsurance	—		—		—		(3)		(6)		3

Net investment income	54		60		(6)		223		252		(29)

Other income	8		4		4		22		19		3
Operating income before income taxes	239		324		(85)		905		1,075		(170)
Income tax expense	77		108		(31)		272		348		(76)
Operating income	$162		$216		$(54)		$633		$727		$(94)

Combined ratio	65.1%		49.7%		15.4	pts	67.9%		60.8%		7.1	pts

Impact on combined ratio
Net favorable prior year reserve development	(15.6	)pts	(34.4	)pts	18.8	pts	(12.4	)pts	(21.7	)pts	9.3	pts
Catastrophes, net of reinsurance	—	pts	—	pts	—	pts	0.2	pts	0.3	pts	(0.1	)pts

Underlying combined ratio	80.7%		84.1%		(3.4	)pts	80.1%		82.2%		(2.1	)pts

Net written premiums
Management Liability	$333		$336		(1)%		$1,326		$1,339		(1)%
Surety	171		189		(10)		755		764		(1)
Total	$504		$525		(4)%		$2,081		$2,103		(1)%

Fourth Quarter 2015 Results

(All comparisons vs. fourth quarter 2014, unless noted otherwise)

Operating income for Bond & Specialty Insurance was $162 million after-tax, a decrease of $54 million primarily due to lower net favorable prior year reserve development, partially offset by a higher underlying underwriting gain.

Underwriting results

•                  The combined ratio of 65.1% increased 15.4 points due to lower net favorable prior year reserve development (18.8 points), partially offset by a lower underlying underwriting combined ratio (3.4 points).

•                  The underlying combined ratio of 80.7% improved 3.4 points primarily due to a modest increase in the loss ratio in the prior year quarter that resulted from a re-estimation of the first three quarters of 2014, along with the impact of certain customer-related intangible assets which became fully amortized during the second quarter of 2015.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the fidelity and surety product line for accident years 2012 through 2014.

Bond & Specialty Insurance net written premiums of $504 million decreased 4% primarily due to lower surety business volume.

Full Year 2015 Results

(All comparisons vs. full year 2014, unless noted otherwise)

Operating income for Bond & Specialty Insurance was $633 million after-tax, a decrease of $94 million due to lower net favorable prior year reserve development and lower net investment income, partially offset by a higher underlying underwriting gain.  The underwriting gain in the current year included a $16 million benefit from the resolution of prior year tax matters.

Underwriting results

•                  The combined ratio of 67.9% increased 7.1 points primarily due to lower net favorable prior year reserve development (9.3 points), partially offset by a lower underlying combined ratio (2.1 points).

•                  The underlying combined ratio of 80.1% improved 2.1 points, including the impact of certain customer-related intangible assets which became fully amortized during the second quarter of 2015.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the fidelity and surety product line for accident years 2008 through 2014.

Bond & Specialty Insurance net written premiums of $2.081 billion decreased 1%.

Personal Insurance Segment Financial Results

	Three Months Ended December 31,						Twelve Months Ended December 31,
($ in millions and pre-tax, unless noted otherwise)	2015		2014		Change		2015		2014		Change

Underwriting gain:	$234		$247		$(13)		$911		$731		$180
Underwriting gain includes:
Net favorable prior year reserve development	36		12		24		278		169		109
Catastrophes, net of reinsurance	(45)		(30)		(15)		(264)		(336)		72

Net investment income	75		87		(12)		332		379		(47)

Other income	15		18		(3)		48		80		(32)
Operating income before income taxes	324		352		(28)		1,291		1,190		101
Income tax expense	102		110		(8)		402		366		36
Operating income	$222		$242		$(20)		$889		$824		$65

Combined ratio	86.7%		85.3%		1.4	pts	86.6%		88.7%		(2.1	)pts

Impact on combined ratio
Net favorable prior year reserve development	(1.9	)pts	(0.7	)pts	(1.2	)pts	(3.8	)pts	(2.4	)pts	(1.4	)pts
Catastrophes, net of reinsurance	2.4	pts	1.7	pts	0.7	pts	3.6	pts	4.7	pts	(1.1	)pts

Underlying combined ratio	86.2%		84.3%		1.9	pts	86.8%		86.4%		0.4	pts

Net written premiums
Agency Automobile(1)	$888		$792		12%		$3,534		$3,260		8%
Agency Homeowners & Other(1)	894		897		—		3,687		3,718		(1)
Direct to Consumer	61		47		30		236		187		26
Total	$1,843		$1,736		6%		$7,457		$7,165		4%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Fourth Quarter 2015 Results

(All comparisons vs. fourth quarter 2014, unless noted otherwise)

Operating income for Personal Insurance was $222 million after-tax, a decrease of $20 million primarily due to a lower underlying underwriting gain, higher catastrophe losses and lower net investment income, partially offset by higher net favorable prior year reserve development.

Underwriting results

•                  The combined ratio of 86.7% increased 1.4 points due to a higher underlying combined ratio (1.9 points) and higher catastrophe losses (0.7 points), partially offset by higher net favorable prior year reserve development (1.2 points).

•                  The underlying combined ratio of 86.2% increased 1.9 points primarily due to higher non-catastrophe weather related losses, partially offset by a reduction in the expense ratio.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in (i) the automobile product line for liability coverages for accident years 2013 and 2014 and (ii) the homeowners and other product line for accident year 2014 for liability coverages.

Personal Insurance net written premiums of $1.843 billion increased 6%. Agency Automobile net written premiums grew 12% with an increase in policies in force of 8% from the prior year quarter, driven by Quantum Auto 2.0. Agency Homeowners & Others policies in force and net written premiums were comparable to the prior year period.

Full Year 2015 Results

(All comparisons vs. full year 2014, unless noted otherwise)

Operating income for Personal Insurance was $889 million after-tax, an increase of $65 million primarily driven by an increase in net favorable prior year reserve development and lower catastrophe losses, partially offset by lower net investment income and lower other income. The underwriting gain in the current year included a $4 million benefit from the resolution of prior year tax matters.

Underwriting results

•                  The combined ratio of 86.6% improved 2.1 points due to higher net favorable prior year reserve development (1.4 points) and lower catastrophe losses (1.1 points), partially offset by a higher underlying combined ratio (0.4 points).

•                  The underlying combined ratio of 86.8% increased 0.4 points.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in (i) the homeowners and other product line for liability coverages for accident years 2011 through 2014, for non-catastrophe weather-related losses and for non-weather-related losses for accident year 2014 and (ii) the automobile product line for liability coverages for accident years 2012 through 2014.

Other income of $48 million pre-tax decreased primarily due to the inclusion in the prior year period of revenues associated with the runoff of the Company’s National Flood Insurance Program, which was sold on a renewal rights basis in 2013.

Personal Insurance net written premiums of $7.457 billion increased 4%. Agency Automobile net written premiums increased 8% due to higher new business volume, driven by Quantum Auto 2.0, while Agency Homeowners & Other net written premiums decreased 1%.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, January 21, 2016. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-888-221-6264 within the U.S. and 1-303-223-2686 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available at the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21786569 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $27 billion in 2015. For more information, visit www.travelers.com.

From time to time, Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/Travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business and International Insurance — The Business and International Insurance segment offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States and in Canada, as well as in the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance — The Bond & Specialty Insurance segment provides surety, crime, management and professional liability, and cyber risk coverages and related risk management services to a wide range of primarily domestic customers, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance — The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. Specifically, statements about the Company’s outlook, share repurchase plans, outlook for margins, potential returns, future pension plan contributions and the potential impact of investment markets and other economic conditions on the Company’s investment portfolio and underwriting results, among others, are forward looking, and the Company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, loss costs, return on equity and expected current returns and combined ratios);

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic (including rapid changes in commodity prices, such as a significant decline in oil and gas prices, as well as fluctuations in foreign currency exchange rates) and underwriting market conditions; and

•                  strategic initiatives to improve profitability and competitiveness.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption, economic downturn, or prolonged period of slow economic growth, the Company’s business could be materially and adversely affected;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, the Company’s financial results could be materially and adversely affected;

•                  the Company’s investment portfolio may suffer reduced or low returns or material realized or unrealized losses;

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the intense competition that the Company faces could harm its ability to maintain or increase its business volume and its profitability;

•                  consolidation within the insurance industry, including among insurance companies, reinsurance companies and brokers and independent insurance agencies, could alter the competitive environment in which the Company operates, which may impact the Company’s premium volume, the rate it can charge for its products and the terms on which its products are offered;

•                  the Company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all;

•                  the Company is exposed to credit risk in certain of its business operations, including reinsurance or structured settlements, and investment operations;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volume, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the Company’s relationships with its independent agents and brokers could adversely affect the Company;

•                  the Company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data and network security, including as a result of cyber-attacks, and/or outsourcing relationships, including cloud-based, the Company’s ability to conduct its business could be negatively impacted;

•                  the Company is subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations;

•                  regulatory changes outside of the United States, including in the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes to existing accounting standards may adversely impact the Company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 12, 2015.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.  Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2015	2014	2015	2014

Operating income	$1,241	$1,438	$4,737	$5,010
Net realized investment gains (losses)	(32)	22	3	79
Net income	$1,209	$1,460	$4,740	$5,089

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2015	2014	2015	2014

Operating income	$886	$1,023	$3,437	$3,641
Net realized investment gains (losses)	(20)	15	2	51
Net income	$866	$1,038	$3,439	$3,692

	Twelve Months Ended December 31,
($ in millions, after-tax)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	—	—	—	1	3	3	4	4	5	6
Operating income	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	2	51	106	32	36	173	22	(271)	101	8	35
Income from continuing operations	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	—	—	—	(439)
Net income	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Basic earnings per share
Operating income	$2.94	$3.11	$10.99	$10.67
Net realized investment gains (losses)	(0.07)	0.04	—	0.15
Net income	$2.87	$3.15	$10.99	$10.82

Diluted earnings per share
Operating income	$2.90	$3.07	$10.87	$10.55
Net realized investment gains (losses)	(0.07)	0.04	0.01	0.15
Net income	$2.83	$3.11	$10.88	$10.70

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2015	2014	2015	2014

Business and International Insurance	$566	$630	$2,170	$2,347
Bond & Specialty Insurance	162	216	633	727
Personal Insurance	222	242	889	824
Total segment operating income	950	1,088	3,692	3,898
Interest Expense and Other	(64)	(65)	(255)	(257)
Total operating income	$886	$1,023	$3,437	$3,641

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of December 31,
($ in millions)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Adjusted shareholders’ equity	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227
Net unrealized investment gains (losses), net of tax	1,289	1,966	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327
Net realized investment gains (losses), net of tax	2	51	106	32	36	173	22	(271)	101	8	35
Preferred stock	—	—	—	—	—	68	79	89	112	129	153
Discontinued operations	—	—	—	—	—	—	—	—	—	—	(439)
Shareholders’ equity	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, after-tax)	2015	2014	2015	2014

Annualized operating income	$3,546	$4,092	$3,437	$3,641
Adjusted average shareholders’ equity	22,474	23,131	22,681	23,447
Operating return on equity	15.8%	17.7%	15.2%	15.5%

Annualized net income	$3,463	$4,151	$3,439	$3,692
Average shareholders’ equity	23,815	25,078	24,304	25,264
Return on equity	14.5%	16.6%	14.2%	14.6%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through December 31, 2015

	Twelve Months Ended December 31,
($ in millions)	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Adjusted average shareholders’ equity	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through Dec. 31, 2015	13.5%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, after-tax except as noted)	2015	2014	2015	2014

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$527	$556	$2,236	$2,246
Pre-tax impact of catastrophes	(46)	(41)	(514)	(709)
Pre-tax impact of net favorable prior year loss reserve development	292	351	941	941
Pre-tax underwriting gain	773	866	2,663	2,478
Income tax expense on underwriting results	282	315	938	894
Underwriting gain	491	551	1,725	1,584
Net investment income	440	513	1,905	2,216
Other expense, including interest expense	(45)	(41)	(193)	(159)
Operating income	886	1,023	3,437	3,641
Net realized investment gains (losses)	(20)	15	2	51
Net income	$866	$1,038	$3,439	$3,692

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio:  For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators.  The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Calculation of the Combined Ratio

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
($ in millions, pre-tax)	2015	2014	2015	2014

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,363	$3,209	$13,723	$13,870
Less:
Policyholder dividends	12	11	41	38
Allocated fee income	41	40	170	172
Loss ratio numerator	$3,310	$3,158	$13,512	$13,660

Underwriting expense ratio
Amortization of deferred acquisition costs	$972	$983	$3,885	$3,882
General and administrative expenses (G&A)	1,035	1,039	4,079	3,952
Less:
G&A included in Interest Expense and Other	9	9	31	31
Allocated fee income	70	69	275	266
Billing and policy fees and other	22	23	87	103
Expense ratio numerator	$1,906	$1,921	$7,571	$7,434

Earned premium	$6,023	$5,979	$23,874	$23,713

Combined ratio (1)
Loss and loss adjustment expense ratio	55.0%	52.8%	56.6%	57.6%
Underwriting expense ratio	31.6%	32.2%	31.7%	31.4%
Combined ratio	86.6%	85.0%	88.3%	89.0%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Shareholders’ Equity, excluding net unrealized investment gains, net of tax, to Shareholders’ Equity

	As of
	December 31,	December 31,
($ in millions, except per share amounts)	2015	2014

Tangible shareholders’ equity	$18,517	$19,011
Goodwill	3,573	3,611
Other intangible assets	279	304
Less: Impact of deferred tax on other intangible assets	(60)	(56)
Shareholders’ equity, excluding net unrealized investment gains, net of tax	22,309	22,870
Net unrealized investment gains, net of tax	1,289	1,966
Shareholders’ equity	$23,598	$24,836

Common shares outstanding	295.9	322.2

Tangible book value per share	$62.58	$59.00
Adjusted book value per share	75.39	70.98
Book value per share	79.75	77.08

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the Company’s management, the debt to capital ratio is useful in an analysis of the Company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	December 31,	December 31,
($ in millions)	2015	2014

Debt	$6,344	$6,349
Shareholders’ equity	23,598	24,836
Total capitalization	29,942	31,185
Net unrealized investment gains, net of tax	1,289	1,966
Total capitalization excluding net unrealized gain on investments, net of tax	$28,653	$29,219

Debt-to-capital ratio	21.2%	20.4%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	22.1%	21.7%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For the Business and International Insurance and Bond & Specialty Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For the Business and International Insurance segment, retention, renewal premium change and new business exclude National Accounts and surety. For the Bond & Specialty Insurance segment, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices (SAP).

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service.  These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Patrick Linehan	Gabriella Nawi	Marc Parr
917.778.6267	917.778.6844	860.277.0779
	Kellen Booher
	917.778.6027